NEWS RELEASE
Lumen Technologies reports fourth quarter 2022 results

Fourth Quarter 2022 Highlights
•Appointed Kate Johnson as president, chief executive officer, and a member of the company's Board of Directors
•Completed the $7.5 billion divestiture of its 20-state ILEC business to Apollo on Oct. 3
•Announced an exclusive arrangement for the proposed sale of its EMEA business to Colt Technology Services for $1.8 billion
•Repurchased 33 million shares of common stock for a total purchase price of $200 million
•Reported Net Loss of $(3.069) billion for the fourth quarter 2022, which included a non-cash goodwill impairment charge of $3.271 billion, compared to reported Net Income of $508 million for the fourth quarter 2021
•Reported diluted loss per share of ($3.08) for the fourth quarter 2022, compared to diluted earnings per share of $0.50 for the fourth quarter 2021. Excluding Special Items, Diluted EPS of $0.43 per share for the fourth quarter 2022, compared to $0.51 per share for the fourth quarter 2021
•Generated Adjusted EBITDA of $1.393 billion for the fourth quarter 2022, compared to $2.088 billion for the fourth quarter 2021, excluding the effects of Special Items of $583 million and $19 million, respectively
•Generated Modified1 Adjusted EBITDA of $1.393 billion for the fourth quarter 2022, compared to $1.496 billion for the fourth quarter 2021, excluding the effects of Special Items of $583 million and $19 million, respectively
•Reported Net Cash Provided by Operating Activities of $841 million for the fourth quarter 2022
•Generated Free Cash Flow of $126 million for the fourth quarter 2022, compared to $776 million for the fourth quarter 2021, excluding cash paid for Special Items of $118 million and $17 million, respectively

_________________________________
1 Modified amounts include adjustments to reflect (i) removal of the financial impacts related to the Latin American business divestiture completed August 1, 2022 and the 20-state ILEC business divestiture completed October 3, 2022, (ii) estimates of revenue that Lumen would have received under the post-closing agreements with the purchasers of the divested businesses, and (iii) removal of the financial impacts of the Federal Communications Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021, each excluding the effects of special items. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Financial Trending Schedule available on Lumen's website at ir.lumen.com, along with additional modified information reported on this basis.

Full Year 2022 Financial Highlights
•Generated $10.2 billion of gross proceeds from business divestitures2
•Reduced Estimated Net Debt3 by $9.9 billion
•Reported Net Loss of $(1.548) billion for the full year 2022, which included a non-cash goodwill impairment charge of $3.271 billion, compared to reported Net Income of $2.033 billion for the full year 2021
•Reported diluted loss per share of ($1.54) for the full year 2022, compared to diluted earnings per share of $1.91 for the full year 2021. Excluding Special Items, Diluted EPS of $1.55 per share for the full year 2022, compared to $1.91 per share for the full year 2021
•Generated Adjusted EBITDA of $6.858 billion for the full year 2022, compared to $8.440 billion for the full year 2021, excluding the effects of Special Items of $155 million and $16 million, respectively
•Generated Modified1 Adjusted EBITDA of $5.540 billion for the full year 2022, compared to $6.092 billion for the full year 2021, excluding the effects of Special Items of $155 million and $16 million, respectively
•Reported Net Cash Provided by Operating Activities of $4.735 billion for the full year 2022
•Delivered Free Cash Flow of $2.260 billion for the full year 2022, compared to $3.742 billion for the full year 2021, excluding cash paid for Special Items of $541 million and $141 million, respectively

DENVER, February 7, 2023 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the fourth quarter ended December 31, 2022.
“This year brings significant change for Lumen as we pivot to growth with a new leadership team and an energized group of highly skilled employees to execute on our plan,” said Kate Johnson, president and CEO of Lumen. “In 2023 we will be investing in and optimizing Lumen as we drive our five core priorities: develop customer obsession, innovate and invest for growth, build a reliable execution engine, radically simplify Lumen, and further develop our culture.”

Total Revenue was $3.800 billion for the fourth quarter 2022, compared to $4.847 billion for the fourth quarter 2021 and compared to Modified1 Revenue of $4.022 billion for the fourth quarter 2021.

_________________________________
1 Modified amounts include adjustments to reflect (i) removal of the financial impacts related to the Latin American business divestiture completed August 1, 2022 and the 20-state ILEC business divestiture completed October 3, 2022, (ii) estimates of revenue that Lumen would have received under the post-closing agreements with the purchasers of the divested businesses, and (iii) removal of the financial impacts of the Federal Communications Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021, each excluding the effects of special items. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Financial Trending Schedule available on Lumen's website at ir.lumen.com, along with additional modified information reported on this basis.
2 For the 20-state ILEC business divestiture, we received $7.5 billion of consideration, which was reduced by approximately $0.4 billion of closing adjustments and partially paid through purchaser's assumption of approximately $1.5 billion of our long-term consolidated indebtedness, resulting in pre-tax cash proceeds of approximately $5.6 billion. For the Latin American business divestiture, we received pre-tax cash proceeds of approximately $2.7 billion.
3 During the first half of 2023, we expect to pay approximately $900 million to $1 billion of cash taxes related to the 2022 divestitures of our Latin American and 20-state ILEC businesses. To provide comparability to prior periods, Estimated Net Debt reflects the payment of those cash taxes as though it had occurred on or prior to December 31, 2022.

Financial Results

Metric, as reported	Fourth Quarter		Full Year
($ in millions, except per share data)	2022	2021	2022	2021
International and Global Accounts	$797	1,025	$3,645	4,083
Large Enterprise	804	931	3,409	3,771
Mid-Market Enterprise	585	647	2,465	2,649
Enterprise Channels	2,186	2,603	9,519	10,503
Wholesale	819	891	3,520	3,616
Business Segment Revenue	3,005	3,494	13,039	14,119
Mass Markets Segment Revenue	795	1,353	4,439	5,568
Total Revenue	$3,800	4,847	$17,478	19,687
Cost of Services and Products	1,826	2,086	7,868	8,488
Selling, General and Administrative Expenses	671	723	3,078	2,895
Gain on Sale of Businesses(1)	(180)	—	(773)	—
Loss on disposal groups held for sale	700	—	700	—
Stock-based Compensation Expense	27	31	98	120
Adjusted EBITDA(2)	810	2,069	6,703	8,424
Adjusted EBITDA, Excluding Special Items(2)(3)	1,393	2,088	6,858	8,440
Adjusted EBITDA Margin(2)	21.3%	42.7%	38.4%	42.8%
Adjusted EBITDA Margin, Excluding Special Items(2)(3)	36.7%	43.1%	39.2%	42.9%
Net Cash Provided by Operating Activities	841	1,607	4,735	6,501
Capital Expenditures	833	848	3,016	2,900
Unlevered Cash Flow(2)	264	1,100	3,059	5,086
Unlevered Cash Flow, Excluding Cash Special Items(2)(4)	382	1,117	3,600	5,227
Free Cash Flow(2)	8	759	1,719	3,601
Free Cash Flow, Excluding Cash Special Items(2)(4)	126	776	2,260	3,742
Net (Loss) Income	(3,069)	508	(1,548)	2,033
Net Income, Excluding Special Items(2)(5)	425	522	1,564	2,039
Net Income per Common Share - Diluted	(3.08)	0.50	(1.54)	1.91
Net Income per Common Share - Diluted, Excluding Special Items(2)(5)	0.43	0.51	1.55	1.91
Weighted Average Shares Outstanding (in millions) - Diluted	995.6	1,015.5	1,007.5	1,066.8

(1) Reflects (i) the pre-tax gain of $597 million recorded in operating income as a result of our Latin American business divestiture completed August 1, 2022 and (ii) the pre-tax gain of $176 million recorded in operating income as a result of our 20-state ILEC business divestiture completed October 3, 2022, subject to certain post-closing adjustments.

(2) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(3) Excludes Special Items in the amounts of (i) $583 million for the fourth quarter of 2022, (ii) $19 million for the fourth quarter of 2021, (iii) $155 million for the full year 2022 and (iv) $16 million for the full year 2021.

(4) Excludes cash paid for Special Items of (i) $118 million for the fourth quarter of 2022, (ii) $17 million for the fourth quarter of 2021, (iii) $541 million for the full year 2022 and (iv) $141 million for the full year 2021.

(5) Excludes Special Items (net of the income tax effect thereof) in the amounts of (i) $3.5 billion for the fourth quarter of 2022, (ii) $14 million for the fourth quarter of 2021, (iii) $3.1 billion for the full year 2022 and (iv) $6 million for the full year 2021.

Modified(1) Metrics	Fourth Quarter		YoY Percent	Full Year		YoY Percent
($ in millions)	2022	2021	Change	2022	2021	Change
Revenue By Sales Channel
Large Enterprise	$1,217	1,272	(4)%	$4,894	5,106	(4)%
Mid-Market Enterprise	522	559	(7)%	2,144	2,297	(7)%
Public Sector	431	500	(14)%	1,788	1,997	(10)%
Enterprise Channels	2,170	2,331	(7)%	8,826	9,400	(6)%
Wholesale	835	831	—%	3,360	3,385	(1)%
Business Segment Revenue	3,005	3,162	(5)%	12,186	12,785	(5)%
Mass Markets Segment Revenue	795	860	(8)%	3,302	3,554	(7)%
Total Revenue	$3,800	4,022	(6)%	$15,488	16,339	(5)%
Adjusted EBITDA, Excluding Special Items	$1,393	1,496	(7)%	$5,540	6,092	(9)%
Adjusted EBITDA Margin, Excluding Special Items	36.7%	37.2%	(1)%	35.8%	37.3%	(4)%
Capital Expenditures	$833	681	22%	$2,691	2,325	16%
(1) Modified amounts include adjustments to reflect (i) removal of the financial impacts related to the Latin American business divestiture completed August 1, 2022 and the 20-state ILEC business divestiture completed October 3, 2022, (ii) estimates of revenue that Lumen would have received under the post-closing agreements with the purchasers of the divested businesses, and (iii) removal of the financial impacts of the Federal Communications Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021, each excluding the effects of special items. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Financial Trending Schedule available on Lumen's website at ir.lumen.com, along with additional modified information reported on this basis.

Cash Flow
Free Cash Flow, excluding Special Items, was $126 million in the fourth quarter 2022, compared to $776 million in the fourth quarter 2021.
As of December 31, 2022, Lumen had cash and cash equivalents of $1.251 billion.
Goodwill Impairment
Each year, the company is required under GAAP to undertake a goodwill impairment analysis of all its reporting units. The analysis compares the fair value of the equity for each of the reporting units to the carrying value of equity for each reporting unit. The analysis takes into account weighted average cost of capital and market multiples, along with the company’s forecasts. Based on this analysis, in the fourth quarter of 2022 the company recorded an aggregate $3.271 billion non-cash goodwill impairment, primarily in our North America business reporting unit.

Update on the Divestiture of EMEA Business to Colt
Since we announced this transaction on November 2, 2022, Colt has exercised its option to acquire our EMEA business following the completion of a French consultative process. The parties expect to enter into a definitive purchase agreement in the next couple of days. We expect to close this transaction on the terms previously announced as early as late 2023, following receipt of all requisite regulatory approvals in the U.S. and certain other countries where the EMEA business operates, as well as the satisfaction of other customary conditions.

2023 Financial Outlook
The company announced its full-year 2023 financial outlook which is detailed below:

Metric (1)(2)	Outlook(3)
Adjusted EBITDA	$4.6 to $4.8 billion
Free Cash Flow(4)(5)	$0 to $200 million
Net Cash Interest	$1.1 to $1.2 billion
GAAP Interest Expense	$1.200 billion
Capital Expenditures	$2.9 to $3.1 billion
Depreciation and Amortization	$2.9 to $3.1 billion
Stock-based Compensation Expense	~$125 million
Cash Income Taxes(5)	~$200 to $300 million
Full Year Effective Income Tax Rate	~26%

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of February 7, 2023. See “Forward-Looking Statements.”

(3) Includes accounting impacts of assets and liabilities held for sale and assumes the proposed sale of Lumen's EMEA business is not completed during 2023.
(4) Assumes no discretionary pension plan contributions during 2023.
(5) Excludes the estimated $900 million to $1 billion impact of taxes related to our divestitures completed on August 1, 2022 and October 3, 2022.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Feb. 7, 2023. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding fourth quarter 2022 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. If you are unable to join the call via the web, the call can be accessed live at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1201 (International).

A telephone replay of the call will be available beginning at 8:00 p.m. ET on Feb. 7, 2023, and ending May 8, 2023, at 8:00 p.m. ET. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), reservation code 22024860. A webcast replay of the call will also be available on our website beginning at 8:00 p.m. ET on Feb. 7, 2023, and ending May 8, 2023, at 8:00 p.m. ET.

Media Relations Contact:	Investor Relations Contact:
Tracey Conway	Mike McCormack, CFA
tracey.conway@lumen.com	mike.mccormack@lumen.com
+1 720-888-4443	+1 720-888-3514

About Lumen Technologies and the People of Lumen:
Lumen Technologies Inc. (NYSE: LUMN) is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 400,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout plans, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of possible cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; changes in customer demand for our products and services, including increased demand for high-speed data transmission services; our ability to successfully maintain the quality and profitability of our existing product and service offerings and to introduce profitable new offerings on a timely and cost-effective basis; our ability to successfully and timely implement our corporate strategies, including our deleveraging and buildout strategies; our ability to successfully and timely consummate the pending divestiture of our European, Middle Eastern and African business, to successfully and timely realize the anticipated benefits from that divestiture and our divestitures completed in 2022, and to successfully operate and transform our retained business after such divestitures; changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, healthcare, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords and financial institutions; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from recently enacted legislation promoting broadband development; our ability to use our net operating loss carryforwards in the amounts projected; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; continuing uncertainties regarding the impact that COVID-19 and its aftermath could have on our business, operations, cash flows and corporate initiatives; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, vandalism, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates and inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic or geopolitical conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Modified Revenue, Modified Adjusted Revenue, Adjusted EBITDA, Modified Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items. This release also includes certain modified historical information, none of which has been prepared in accordance with Regulation S-X promulgated by the U.S. Securities and Exchange Commission.
In addition to providing key metrics for management to evaluate the company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of modified historical information appearing herein and additional non-GAAP historical financial measures that may be discussed during the call described above, along with further descriptions of non-GAAP financial measures, will be available in the Investor Relations portion of the company’s website at http://ir.lumen.com. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)
	Three months ended December 31,		(Decrease) / Increase	Twelve months ended December 31,		(Decrease) / Increase
	2022	2021		2022	2021
OPERATING REVENUE	$3,800	4,847	(22)%	17,478	19,687	(11)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,826	2,086	(12)%	7,868	8,488	(7)%
Selling, general and administrative	671	723	(7)%	3,078	2,895	6%
Gain on sale of businesses	(180)	—	nm	(773)	—	nm
Loss on disposal groups held for sale	700	—	nm	700	—	nm
Depreciation and amortization	796	877	(9)%	3,239	4,019	(19)%
Goodwill impairment	3,271	—	nm	3,271	—	nm
Total operating expenses	7,084	3,686	92%	17,383	15,402	13%
OPERATING (LOSS) INCOME	(3,284)	1,161	nm	95	4,285	(98)%
OTHER (EXPENSE) INCOME
Interest expense	(280)	(372)	(25)%	(1,332)	(1,522)	(12)%
Other income (expense), net	382	(110)	nm	246	(62)	nm
Income tax benefit (expense)	113	(171)	(166)%	(557)	(668)	(17)%
NET (LOSS) INCOME	$(3,069)	508	nm	$(1,548)	2,033	(176)%

BASIC (LOSS) EARNINGS PER SHARE	$(3.08)	0.50	nm	(1.54)	1.92	(180)%
DILUTED (LOSS) EARNINGS PER SHARE	$(3.08)	0.50	nm	(1.54)	1.91	(181)%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	995,573	1,006,846	(1)%	1,007,517	1,059,541	(5)%
Diluted	995,573	1,015,472	(2)%	1,007,517	1,066,778	(6)%
DIVIDENDS PER COMMON SHARE	$—	0.25	(100)%	0.75	1.00	(25)%

Exclude: Special Items(1)	$3,494	14	nm	3,112	6	nm
NET INCOME EXCLUDING SPECIAL ITEMS	$425	522	(19)%	1,564	2,039	(23)%
DILUTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$0.43	0.51	(16)%	1.55	1.91	(19)%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND DECEMBER 31, 2021
(UNAUDITED)
($ in millions)
	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,251	354
Accounts receivable, less allowance of $85 and $114	1,477	1,544
Assets held for sale	1,889	8,809
Other	803	829
Total current assets	5,420	11,536
Property, plant and equipment, net of accumulated depreciation of $19,886 and $19,271	19,166	20,895
GOODWILL AND OTHER ASSETS
Goodwill	12,657	15,986
Other intangible assets, net	6,166	6,970
Other, net	2,172	2,606
Total goodwill and other assets	20,995	25,562
TOTAL ASSETS	$45,581	57,993
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$154	1,554
Accounts payable	950	758
Accrued expenses and other liabilities
Salaries and benefits	692	860
Income and other taxes	1,158	228
Current operating lease liabilities	344	385
Interest	181	278
Other	277	232
Liabilities held for sale	451	2,257
Current portion of deferred revenue	596	617
Total current liabilities	4,803	7,169
LONG-TERM DEBT	20,418	27,428
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,163	4,049
Benefit plan obligations, net	2,391	3,710
Other	4,369	3,797
Total deferred credits and other liabilities	9,923	11,556
STOCKHOLDERS' EQUITY
Common stock	1,002	1,024
Additional paid-in capital	18,080	18,972
Accumulated other comprehensive loss	(1,099)	(2,158)
Accumulated deficit	(7,546)	(5,998)
Total stockholders' equity	10,437	11,840
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$45,581	57,993

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021
(UNAUDITED)
($ in millions)
	Twelve months ended
	December 31, 2022	December 31, 2021
OPERATING ACTIVITIES
Net (Loss) Income	$(1,548)	2,033
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,239	4,019
Goodwill impairment	3,271	—
Gain on sale of businesses	(773)	—
Loss on disposal groups held for sale	700	—
Deferred income taxes	(1,230)	598
Provision for uncollectible accounts	133	105
Net gain on early retirement of debt	(214)	(8)
Unrealized loss on investments	191	(138)
Stock-based compensation	98	120
Changes in current assets and liabilities, net	540	(691)
Retirement benefits	46	163
Changes in other noncurrent assets and liabilities, net	258	283
Other, net	24	17
Net cash provided by operating activities	4,735	6,501
INVESTING ACTIVITIES
Capital expenditures	(3,016)	(2,900)
Proceeds from sale of businesses	8,369	—
Proceeds from sale of property, plant and equipment and other assets	120	135
Other, net	3	53
Net cash used in investing activities	5,476	(2,712)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	1,881
Payments of long-term debt	(8,093)	(3,598)
Net (payments on) proceeds from revolving line of credit	(200)	50
Dividends paid	(780)	(1,087)
Repurchases of common stock	(200)	(1,000)
Other, net	(40)	(53)
Net cash used in financing activities	(9,313)	(3,807)
Net increase in cash, cash equivalents and restricted cash	898	(18)
Cash, cash equivalents and restricted cash at beginning of period	409	427
Cash, cash equivalents and restricted cash at end of period	$1,307	409

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,251	354
Cash and cash equivalents and restricted cash included in assets held for sale	44	40
Restricted cash	12	15
Total	$1,307	409

Lumen Technologies, Inc.
MODIFIED(1) OPERATING METRICS
(UNAUDITED)

Operating Metrics	4Q22	3Q22	4Q21

Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	832	813	735
Other broadband subscribers(2)	2,205	2,294	2,555
Mass Markets total broadband subscribers(3)	3,037	3,107	3,290

Mass Markets broadband enabled units(4)
(in millions)
Fiber broadband enabled units	3.1	3.0	2.5
Other broadband enabled units	18.7	18.8	18.8
Mass Markets total broadband enabled units	21.8	21.8	21.3

(1) Modified to remove the impacts of the 20-state ILEC business divestiture completed October 3, 2022.
(2) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(3) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(4) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
We use the term “Modified” basis on certain metrics herein, which reflect amounts modified to assume the Latin American business and 20-state ILEC business divestitures took place on January 1, 2021 and excluding financial impacts related to the Federal Communications Commission's Connect America Fund ("CAF") Phase II program, which lapsed on December 31, 2021, each excluding the effects of special items. The modified historical financial information has not been prepared in conformity with Article XI of Regulation S-X and does not constitute pro forma financial information.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.

Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, currently generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of its competitors may be of limited usefulness since Lumen does not currently pay a significant amount of income taxes due to net operating loss carryforwards, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

For further information on our use of Modified Revenue and Modified Adjusted EBITDA, see page 1 and 2 of this release, our current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 27, 2023 and the Financial Trending Schedule available at ir.lumen.com.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)

	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	4Q22	4Q21	4Q22	4Q21
Consumer and other litigation	$—	(3)	$(3)	16
Severance	10	3	12	3
Gain on sale of businesses(1)	(180)	—	(773)	—
Loss on disposal groups held for sale	700	—	700	—
Transaction and separation costs(2)	53	19	219	37
Real estate transactions(3)	—	—	—	(40)
Total Special Items impacting Adjusted EBITDA	$583	19	$155	16

	Actual QTD		Actual YTD
Special Items Impacting Net (Loss) Income	4Q22	4Q21	4Q22	4Q21
Consumer and other litigation	$—	(3)	$(3)	16
Impairment of goodwill	3,271	—	3,271	—
Gain on sale of businesses(1)	(180)	—	(773)	—
Loss on disposal groups held for sale	700	—	700	—
Gain on early retirement of debt(4)	(205)	—	(214)	(8)
Severance	10	3	12	3
Transaction and separation costs(2)	53	19	219	37
Real estate transactions(3)	—	—	—	(40)
Income from transition and separation services(5)	(82)	—	(152)	—
Total Special Items impacting Net (Loss) Income	3,567	19	3,060	8
Income tax effect of Special Items(6)	(73)	(5)	52	(2)
Total Special Items impacting Net (Loss) Income, net of tax	$3,494	14	$3,112	6

(1) Reflects (i) the pre-tax gain of $597 million recorded in operating income as a result of our Latin American business divestiture completed August 1, 2022 and (ii) the pre-tax gain of $176 million recorded in operating income as a result of our 20-state ILEC business divestiture completed October 3, 2022, subject to certain post-closing adjustments.

(2) Transaction and separation costs associated with (i) the sale of our Latin American business on August 1, 2022, (ii) the sale of our 20-state ILEC business on October 3, 2022, (iii) the exclusive arrangement to divest Lumen’s operations in Europe, the Middle East and Africa (the “EMEA business”) announced on November 2, 2022 and (iv) our evaluation of other potential transactions.

(3) Real estate transactions include the Q3 2021 (gain) on sale of real estate, net of impairment charges or acceleration of costs associated with our real estate rationalization program.
(4) Reflects a gain as a result of (i) $4.4 billion in early debt retirement in Q4 2022, (ii) $2.3 billion in early debt retirement in Q3 2022 and (iii) $1.1 billion in early debt retirement in Q1 2021. There were no comparable gains or losses during Q2 2022, Q1 2022, Q4 2021, Q3 2021, or Q2 2021.

(5) Income from transition and separation services includes charges we billed for transition services and IT professional services provided to the purchasers in connection with our divestitures.
(6) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 24.6% for all quarters of 2022 and 24.5% for all quarters of 2021.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q22	4Q21	4Q22	4Q21
Net cash provided by operating activities	$841	1,607	$4,735	6,501
Capital expenditures	(833)	(848)	(3,016)	(2,900)
Free Cash Flow	8	759	1,719	3,601
Cash interest paid	273	343	1,365	1,487
Interest income	(17)	(2)	(25)	(2)
Unlevered Cash Flow	$264	$1,100	$3,059	$5,086

Free Cash Flow	$8	$759	$1,719	$3,601
Add back: Severance(1)	7	6	37	70
Add back: Consumer and other litigation(1)	—	(3)	—	47
Add back: Pension contributions(1)	—	—	319	—
Add back: Transaction and separation costs(1)	142	11	282	20
Add back: Real estate transactions(1)	—	3	—	4
Remove: Income from transition and separation services(1)	(31)	—	(97)	—
Free Cash Flow excluding cash Special Items	$126	$776	$2,260	$3,742

Unlevered Cash Flow	$264	$1,100	$3,059	$5,086
Add back: Severance(1)	7	6	37	70
Add back: Consumer and other litigation(1)	—	(3)	—	47
Add back: Pension contributions(1)	—	—	319	—
Add back: Transaction and separation costs(1)	142	11	282	20
Add back: Real estate transactions(1)	—	3	—	4
Remove: Income from transition and separation services(1)	(31)	—	(97)	—
Unlevered Cash Flow excluding cash Special Items	$382	$1,117	$3,600	$5,227

(1) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	4Q22	4Q21	4Q22	4Q21
Net (loss) income	$(3,069)	508	$(1,548)	2,033
Income tax (benefit) expense	(113)	171	557	668
Total other expense, net	(102)	482	1,086	1,584
Depreciation and amortization expense	796	877	3,239	4,019
Stock-based compensation expense	27	31	98	120
Goodwill impairment	3,271	—	3,271	—
Adjusted EBITDA	$810	2,069	$6,703	8,424

Add back: Severance(1)	$10	3	$12	3
Add back: Consumer and other litigation(1)	—	(3)	(3)	16
Remove: Gain on sale of businesses(1)	(180)	—	(773)	—
Add back: Loss on disposal groups held for sale	700	—	700	—
Add back: Transaction and separation costs(1)	53	19	219	37
Add back: Real estate transactions(1)	—	—	—	(40)
Adjusted EBITDA excluding Special Items	$1,393	2,088	$6,858	8,440

Total revenue	$3,800	4,847	$17,478	19,687

Adjusted EBITDA margin	21.3%	42.7%	38.4%	42.8%
Adjusted EBITDA margin excluding Special Items	36.7%	43.1%	39.2%	42.9%

(1) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2023 OUTLOOK (1) (2) (3) (4) (5)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2023
	Range
	Low	High
Net income	$185	670
Income tax expense	65	235
Total other expense	1,100	900
Depreciation and amortization expense	3,100	2,900
Stock-based compensation expense	150	95
Adjusted EBITDA	$4,600	$4,800

Free Cash Flow Outlook
Twelve Months Ended December 31, 2023
	Range
	Low	High
Net cash provided by operating activities	$2,900	3,300
Capital expenditures	(2,900)	(3,100)
Free Cash Flow	$—	200

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of February 7, 2023. See “Forward-Looking Statements.”

(3) Includes accounting impacts of assets and liabilities held for sale and assumes the proposed sale of Lumen's EMEA business is not completed during 2023.

(4) Assumes no discretionary pension plan contributions during 2023.

(5) Excludes the estimated $900 million to $1 billion impact of taxes related to our divestitures completed on August 1, 2022 and October 3, 2022.